Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 17, 2006, except Note 1 which is as of October 19, 2007, relating to the financial statements and financial statement schedules, which appears in SeaChange International, Inc.’s Annual Report on Form 10-K/A for the year ended January 31, 2007.

PricewaterhouseCoopers LLP

Boston, Massachusetts

December 10, 2007